Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our auditor's report dated March 28, 2025 with respect to the consolidated financial statements of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) as at December 31, 2023 and for the year then ended, incorporated by reference in the Registration Statement on Form S-3 of Medicus Pharma Ltd., as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada
January 30, 2026